                                                               EXHIBIT (a)(5)ii)

NEWS

                              EXCEL LEGACY CORPORATION & PRICE ENTERPRISES, INC.

FOR IMMEDIATE RELEASE:  AUGUST 10, 2001                               (XLG/PREN)
CONTACT:  GRAHAM R. BULLICK, PH.D., SENIOR VICE PRESIDENT,
          EXCEL LEGACY CORPORATION/PRICE ENTERPRISES, INC.,
          17140 BERNARDO CENTER DRIVE, SUITE 300, SAN DIEGO, CA  92128
          (858) 675-9400

              EXCEL LEGACY CORPORATION AND PRICE ENTERPRISES, INC.
                      ANNOUNCE NEW ANNUAL MEETING DATE AND
                 COMMENCEMENT OF EXCHANGE OFFER AND TENDER OFFER

SAN DIEGO, CA. (August 10, 2001) - Excel Legacy Corporation (Amex: XLG) and Price Enterprises, Inc. (Nasdaq: PREN) announced the date of their 2001 annual meetings of stockholders. The Legacy meeting will be held at the Rancho Bernardo Inn in San Diego, CA at 9:00 a.m. on September 11, 2001. The Price Enterprises meeting will be held at the Rancho Bernardo Inn in San Diego, CA at 11:00 a.m. on September 11, 2001. Stockholders of record on August 3, 2001 are entitled to notice of and to vote at these meetings, where they will determine the outcome of the proposed merger (press release March 21, 2001) between Legacy and Price Enterprises and the proposed $100 million investment by Warburg Pincus, the global private equity firm, in the combined company, Price Legacy Corporation.

Price Enterprises also announced today that, as required by the merger agreement with Legacy, Price Enterprises is commencing:

         o an exchange offer for all of Legacy's outstanding 9% Convertible Redeemable Subordinated Secured Debentures due 2004 and 10% Senior Redeemable Secured Notes due 2004 and related consent solicitation, and

         o a tender offer for all outstanding shares of Price Enterprises' common stock.

The exchange offer, consent solicitation and tender offer are currently scheduled to expire at 5:00 p.m., New York City time, on September 11, 2001, unless extended.

In the exchange offer, Price Enterprises is offering to exchange 66.67 shares of Price Enterprises' 8 3/4% Series A Cumulative Redeemable Preferred Stock for each $1,000 in principal amount of Legacy debentures and Legacy notes tendered. Price Enterprises is also soliciting the consents of holders of the Legacy debentures and Legacy notes to release the collateral securing these debt securities. The exchange offer and consent solicitation are detailed in the Schedule TO and Consent Solicitation Statement/Prospectus filed by Price Enterprises with the Securities and Exchange Commission. The exchange offer and consent solicitation are conditioned on the completion of the merger and other general conditions described in the Consent Solicitation Statement/Prospectus, which will be delivered to holders of the Legacy debentures and Legacy notes.

In the tender offer, Price Enterprises is offering to purchase all outstanding shares of its common stock (other than those shares currently held by Legacy and those shares issued in the merger) at a purchase price of $7.00 per share, net to the seller in cash, without interest. The tender offer is detailed in the Schedule TO and Offer to Purchase filed by Price Enterprises with the Securities and Exchange Commission. The tender offer is conditioned on the completion of the merger and other general conditions described in the Offer to Purchase, which will be delivered to Price Enterprises' common stockholders.

If you have any questions about the merger, exchange offer, consent solicitation or tender offer or wish to request the merger, exchange offer or tender offer documents, you may call the information agent, Mellon Investor Services LLC, at
(800) 335-7842. You may also call Graham R. Bullick, Ph.D., Senior Vice President--Capital Markets of Legacy and Price Enterprises, at (858) 675-9400 ext. 316.

EXCEL LEGACY CORPORATION is a real estate company which acquires, sells, develops, manages, invests, finances and operates real property and related businesses.

PRICE ENTERPRISES, INC., is a REIT which acquires, develops and manages open air retail properties.

                                      ####

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Legacy and Price Enterprises to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: risks that the Legacy/Price Enterprises merger and the preferred stock investment by Warburg Pincus will not be completed as described or at all; national and local economic conditions; the competitive environment in which the companies operate; financing risks; property management risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The companies refer you to the documents they file from time to time with the Securities and Exchange Commission, specifically the section titled "Certain Cautionary Statements" in Legacy's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the section titled "Factors That May Affect Future Performance" in Price Enterprises' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which discuss these and other factors that could adversely affect the companies' results.

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities of Legacy or Price Enterprises. The merger, exchange offer, consent solicitation and tender offer will be effected only through a joint proxy statement/prospectus, consent solicitation statement/prospectus, offer to purchase and related documents. Investors are urged to read these materials when they become available, because they will contain important information. The joint proxy statement/prospectus, consent solicitation statement/prospectus, offer to purchase and related documents will be filed with the Securities and Exchange Commission by Legacy and Price Enterprises, as applicable. Investors may obtain a free copy of these materials (when they become available) and other documents filed by Legacy and Price Enterprises at the Commission's Web site at http://www.sec.gov.

Legacy, Price Enterprises, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger and the exchange offer and consent solicitation. Such individuals may have interests in these transactions, including as a result of their securities holdings or holding of options. A detailed list of the names, affiliations and interests of the participants in these transactions is contained in the registration statements filed by Price Enterprises on July 31, 2001.